Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Equity Index Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	5,212,344	0.86		5,547,114	47.29
Class B	768,777	        0.44		1,445,498	47.06
Class C	1,398,734	0.46		2,909,874	47.10
Class I	6,063,180	1.00		4,493,228	47.33
Class IS 144,541	0.86		158,861	        47.30